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                                                                    Exhibit 99.1

                   DIGITAL LAVA ENTERS AGREEMENT FOR SALE OF
                    ASSETS TO INTERACTIVE VIDEO TECHNOLOGIES
                       -- BOARD ADOPTS PLAN OF DISSOLUTION

MARINA DEL REY, CA AND NEW YORK, NY, SEPTEMBER 20, 2001 -- DIGITAL LAVA, INC. (Nasdaq: DGLV), a provider of rich mixed media software products and services for use in corporate training, communications and sales and marketing applications, today announced that its Board of Directors has adopted a Plan of Liquidation and Dissolution, for the purpose of returning the company's remaining capital to stockholders. In furtherance of such Plan, Digital Lava has entered into a definitive agreement to sell substantially all of its assets to Interactive Video Technologies, Inc. ("IVT"), a privately-held firm in the rich media software industry for $700,000 in cash. IVT will also assume certain liabilities of the Company including accounts payable, expenses incurred in the ordinary course of business and certain severance obligations to employees.

"Given our financial position and inability to secure additional funding, we are pleased to have entered into this agreement with IVT. This agreement represents a major step toward our goal of returning stockholder value. In addition, our current customers will continue to receive the same level of customer satisfaction and service and product availability that they have experienced in the past. IVT has exciting cutting edge software and a complementary business model, so we expect the integration of the two companies to be seamless," commented Bob Greene, Chief Executive Officer of Digital Lava.

"Digital Lava has a great technology, customers, and people," said IVT Chairman and Chief Executive Officer Mark Lieberman. "We feel the combination of our two companies will raise the bar for the entire video communications marketplace -- both now and in the long term as we prepare to roll out our newest rich media software platform later this Fall."

Since Digital Lava's announcements earlier this year that it was exploring strategic alternatives, the Company's Board of Directors has undertaken exhaustive efforts to explore many strategic alternatives to maximize stockholder value. It has concluded that the best interests of its stockholders will be served by selling substantially all of its assets to IVT and winding down the remaining business of the company. Digital Lava will submit to its stockholders for their approval the Plan of Liquidation and the asset sale agreement with IVT. Upon stockholder approval and after the closing of the IVT asset sale, Digital Lava will adequately provide for its debts and liabilities, and then distribute the remaining capital to its stockholders in one or more cash distributions.

The closing of this transaction is subject to a variety of conditions, including approval from Digital Lava's stockholders, continued operation of the business, and receipt of all governmental approvals and necessary consents from third parties. Assuming the stockholders approve this agreement and the other closing conditions required for the transaction are met, the transaction is currently expected to close by October 31, 2001.



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ABOUT DIGITAL LAVA
Digital Lava provides digital publishing services and the enabling software technology to Fortune 1000 companies for creating on-demand interactive presentations, communications, and training applications. Digital Lava's rich media software applications seamlessly link digital video and audio content with a variety of other formats such as text, graphics, animation and web links. The Company's unique service offering provides a turnkey solution for delivering rich media to the desktop quickly and efficiently-enabling more impactful and effective corporate communications, sales, marketing, and e-learning applications. End-users are provided with a fully integrated and interactive experience delivered to the desktop via the Internet, intranet, extranet, DVD, CD-ROM or any combination. Digital Lava's partners and clients include Microsoft, Akamai, RealNetworks, Cisco Systems, Dell Computers, Siebel, KPMG, Prudential Insurance, Network Associates, Alcatel, CompuCom, Whirpool and Medschool.com. Digital Lava is headquartered in Marina del Rey, California. For additional information, please visit Digital Lava's web site at http://www.digitallava.com/ or call 1-888-222-LAVA.

ABOUT INTERACTIVE VIDEO TECHNOLOGIES
Interactive Video Technologies (IVT) is a leading provider of interactive rich media software. In the closing of IVT's latest round of financing for $10 million this past June, the Company announced the upcoming launch of its premier rich media software solution -- code named MuSE -- a Web-based platform for creating, deploying and managing interactive rich media Web pages for live events and video-on-demand. With MuSE, business users can easily create rich media presentations that are integrated and synchronized with other content elements of a Web site, including graphics, slides, polling and chat applications. IVT customers have included Home Box Office (HBO), Showtime, Victoria's Secret, E! Online, Home Shopping Network, Barnes & Noble.com, GetMusic and Digital Island. IVT shareholders include Sun Microsystems, Tudor Ventures, Intel, Allen & Co., and PS Capital/Millennium Technology Ventures. For more information, visit www.ivtweb.com

FORWARD LOOKING STATEMENTS
This document contains forward-looking statements relating to, among other things, the sale of Digital Lava's assets, the proposed Plan of Liquidation and Dissolution and other matters relating to the Company's expectations and strategies regarding the future. Statements made in this document that are forward-looking are based on our current expectations and involve risks and uncertainties that could cause results to differ materially from those expressed. No assurance can be given that Digital Lava will be successful in pursuing to conclusion the sale of assets to IVT, or that such a transaction and a subsequent winding-down of Digital Lava's operations would actually increase stockholder value. Other important factors include our ability to retain key employees through the transition period between the signing of the agreement and the closing of the sale of our assets; costs incurred if the sale of our assets is terminated due to a superior proposal or the failure of Digital Lava to obtain stockholder approval for the sale of assets or other material contingencies provided for in the sale of assets; the failure of the sale of assets to be consummated; amendment, delay in implementation or termination of

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any plan to wind down Digital Lava; the liability of Digital Lava's stockholders for Digital Lava's liabilities in the event contingent reserves are insufficient to satisfy such liabilities; our inability to estimate with certainty the net proceeds of any asset sale or other transactions that would be realized by stockholders; and the transactions we have agreed to, and any winding-down of Digital Lava in the future, may result in payments to stockholders that are substantially lower than the price a stockholder paid for shares of our common stock. We expect to recognize little or no revenue following the sale of assets contemplated in this transaction. Further, the stock market has recently experienced record volatility. In general, market prices for Internet-related companies and, in particular, our stock has experienced extreme fluctuations.
The matters discussed in this press release involve additional risks and uncertainties described from time to time in our press releases and filings with the SEC, including, our annual report on Form 10-KSB for the year ended December 31, 2000 and our quarterly reports on Form 10-QSB. Digital Lava assumes no obligation to revise or update the forward-looking information contained in this press release.